Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-184122, 333-70943, 333-53312, 333-49079, 333-105816) and Form S-8 (Nos. 333-05737, 333-37733, 333-70933, 333-38596, 333-45650, 333-53334, 333-61844, 333-61842, 333-102285, 333-111032, 333-144039) of Actavis, Inc. of our report dated February 26, 2013 except for the revisions due to the measurement period adjustments as described in Note 20, as to which the date is May 7, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

June 17, 2013